EXHIBIT 99.1

[LOGO OF DUCOMMUN INCORPORATED]

CONTACT:	Joseph C. Berenato
Chairman and Chief Executive Officer
(562) 951-1751

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS EARNINGS FOR THE FOURTH

QUARTER AND YEAR ENDED DECEMBER 31, 2003

LOS ANGELES, California (March 1, 2004)—Ducommun Incorporated (NYSE:DCO) today reported results for the fourth quarter and year ended December 31, 2003.

Sales for the fourth quarter of 2003 were $58.3 million, compared to $50.3 million for the fourth quarter of 2002. Net income for the fourth quarter of 2003 was $5.1 million, or $0.51 per diluted share, compared to net income of $0.5 million, or $0.05 per diluted share, for the same period last year.

Sales for the year 2003 were $225.9 million, compared to $212.4 million for the year 2002. Net income for the year 2003 was $16.2 million, or $1.63 per diluted share, compared to net income of $6.5 million, or $0.65 per diluted share, for the same period last year.

Sales for the fourth quarter of 2003 increased 16 percent from the same period last year, due to an increase in military sales and sales from the August 2003 acquisition of DBP Microwave. Net income for the fourth quarter of 2003 increased 851 percent and included an after-tax gain of $0.9 million, or $0.09 per diluted share, on the sale of real property and an effective tax rate of 27.8 percent. Net income for the fourth quarter of 2002 included an after-tax loss of $0.06 million, or $0.01 per diluted share, from a discontinued operation which was sold in October 2002 and an effective tax rate of 36.0 percent. The Company’s mix of business in the fourth quarter of 2003 was approximately 64% military, 31% commercial and 6% space, compared to 60% military, 37% commercial and 3% space in the fourth quarter of 2002.

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Ducommun Incorporated Reports Fourth Quarter Results

For the Year Ended December 31, 2003

March 1, 2004

Page 2.

Sales for the year 2003 increased 6 percent from the same period last year due to an increase in military and space sales and approximately $2.5 million in sales from the August 2003 acquisition of DBP Microwave. Net income for 2003 increased 149 percent and included an after-tax gain of $0.9 million, or $0.09 per diluted share, on the sale of real property, and an effective tax rate of 30.0 percent. Net income for the year 2002 included an after-tax noncash charge of $2.3 million, or $0.23 per diluted share, related to the cumulative effect of a change in accounting principle related to goodwill impairment of a discontinued operation which was sold in October 2002, an after-tax loss of $1.1 million, or $0.11 per diluted share, related to the same discontinued operation, and an effective tax rate of 35.6 percent. The Company’s mix of business for the year 2003 was approximately 65% military, 30% commercial and 5% space, compared to 58% military, 38% commercial and 4% space for the year 2002.

Joseph C. Berenato, chairman and chief executive officer, stated, “We ended 2003 with strong financial performance in the fourth quarter in sales, net income and cash flow. We strengthened our balance sheet further by generating cash from operating activities of over $20 million in the fourth quarter and over $30 million for the full year 2003, allowing us to eliminate our bank debt at year-end. We also made good progress in our on-going transformation of Ducommun Technologies and Ducommun AeroStructures into lean and tightly focused businesses which are striving to make themselves indispensable to their key customers. Ducommun has positioned itself to be a valuable partner to its customers and a formidable opponent to its competitors.”

Mr. Berenato continued, “Looking ahead to 2004, we intend to continue to sharpen our focus on operational efficiency, helped by the addition of David Dittemore as our new president and COO. We also intend to use our balance sheet to invest in both internal and external opportunities for growth in order to augment today’s slow growth aerospace environment.”

Founded in 1849, Ducommun Incorporated manufactures components and assemblies for the aerospace industry.

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Ducommun Incorporated Reports Fourth Quarter Results

For the Year Ended December 31, 2003

March 1, 2004

Page 3.

A teleconference with the Company’s Chairman and Chief Executive Officer, Joseph C. Berenato, will be held today at 7:30 AM PT (10:30 AM ET). To participate in the teleconference, please call 800-884-5695 (international 617-786-2960) approximately ten minutes prior to the conference time stated above. The participant passcode is 86396163. Mr. Berenato will be speaking on behalf of the company and anticipates the meeting and Q&A period to last approximately 40 minutes.

This call is being webcast by CCBN and can be accessed at Ducommun’s web site at www.ducommun.com. Conference call replay will be available from the Company’s web site at www.ducommun.com.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended October 4, 2003 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

Ducommun Incorporated Reports Fourth Quarter Results

For the Year Ended December 31, 2003

March 1, 2004

Page 4.

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

	Three Months Ended		Year Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Net Sales	$58,250,000	$50,263,000	$225,906,000	$212,446,000

Operating Costs and Expenses:
Cost of Goods Sold	45,195,000	43,693,000	175,325,000	170,913,000
Selling, General & Administrative Expenses	7,147,000	5,344,000	27,944,000	24,397,000

Total	52,342,000	49,037,000	203,269,000	195,310,000

Operating Income	5,908,000	1,226,000	22,637,000	17,136,000
Gain on Sale of Real Estate	1,260,000	—	1,260,000	—
Interest Expense	(46,000)	(290,000)	(753,000)	(1,632,000)
Income Tax Expense	(1,976,000)	(337,000)	(6,943,000)	(5,582,000)

Income from Continuing Operations	5,146,000	599,000	16,201,000	9,922,000
Loss From Discontinued Operation, Net of Tax	—	(58,000)	—	(1,092,000)
Cumulative Effect of Accounting Chg, Net of Tax	—	—	—	(2,325,000)

Net Income	$5,146,000	$541,000	$16,201,000	$6,505,000

Basic Earnings Per Share:
Income From Continuing Operations	$0.52	$0.06	$1.64	$1.01
Loss From Discontinued Operation, Net of Tax	—	(0.01)	—	(0.11)
Effect of Accounting Change, Net of Tax	—	—	—	(0.24)

Basic Earnings Per Share	$0.52	$0.05	$1.64	$0.66

Diluted Earnings Per Share:
Income From Continuing Operations	$0.51	$0.06	$1.63	$0.99
Loss From Discontinued Operation, Net of Tax	—	(0.01)	—	(0.11)
Effect of Accounting Change, Net of Tax	—	—	—	(0.23)

Diluted Earnings Per Share	$0.51	$0.05	$1.63	$0.65

Weighted Averaged Number of Common Shares Outstanding:
Basic	9,886,000	9,864,000	9,876,000	9,806,000
Diluted	10,126,000	9,936,000	9,959,000	9,954,000

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